Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BBB Foods Inc of our report dated April 2, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BBB Foods Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers S.C.

Mexico City

August 11, 2026